Exhibit 99.1
CEVA, Inc. Announces Third Quarter 2010 Financial Results
•	New license agreement for CEVA-XC with a major semiconductor company

•	Q3 revenue up 11% year-over-year; royalty revenue increased 42% year-over-year

•	Record high GAAP and non-GAAP operating margins of 21% and 26%, respectively
MOUNTAIN VIEW, Calif. — October 26, 2010 — CEVA, Inc. (NASDAQ: CEVA); (LSE: CVA), the leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for the mobile handsets, portable and consumer electronics markets, today announced its financial results for the third quarter ended September 30, 2010.
Total revenue for the third quarter of 2010 was a record $10.7 million, an increase of 11% compared to $9.7 million reported for the third quarter of 2009. Third quarter of 2010 licensing revenue was $4.5 million, a decrease of 15% compared to $5.2 million reported for the third quarter of 2009. Royalty revenue for the third quarter of 2010 was $5.2 million, an increase of 42% over $3.7 million reported for the third quarter of 2009. Revenue from services for the third quarter of 2010 was $1 million, an increase of 35% from $0.7 million reported for the third quarter of 2009.
Gideon Wertheizer, Chief Executive Officer of CEVA, stated: “We are pleased with our solid performance in the third quarter, including a strategic agreement for the CEVA-XC DSP with a leading semiconductor company, a new power house in the wireless space. Our royalty revenue continues to grow, and we reached a new record high market share of 33% for the worldwide handset cellular baseband market.”
“Furthermore, due to projections for stronger than expected shipments of products incorporating our technologies by a few of our customers in the third quarter, we currently anticipate significant sequential increase in our fourth quarter royalty revenue,” continued Mr. Wertheizer.
U.S. GAAP net income for the third quarter of 2010 was $3.0 million, an increase of 71% compared to $1.8 million reported for the same period in 2009. U.S. GAAP diluted earnings per share for the third quarter of 2010 was $0.13, an increase of 44% compared to $0.09 reported for the third quarter of 2009.
Non-GAAP net income and diluted earnings per share for the third quarter of 2010 reached all time highs of $3.0 million and $0.14, respectively, representing an increase of 24% and 17%, respectively, over the $2.4 million and $0.12 reported for the third quarter of 2009.

Non-GAAP net income and diluted earnings per share for the third quarter of 2010 and 2009, excluded an aggregate equity-based compensation expense of $0.5 million and $0.7 million, respectively.
During the quarter, the Company concluded six new licensing agreements. Five agreements were for CEVA DSP cores, platforms and software, and one agreement was for CEVA Bluetooth technology.
Target applications for customer deployment are 3G/4G handset and mobile broadband processors, smart metering systems, and Android-based application processors for smartphones, tablets and e-readers. Geographically, two of the agreements signed were in the U.S., three were in Asia and one was in Europe.
Yaniv Arieli, Chief Financial Officer of CEVA, stated: “Our third quarter financial performance demonstrated continued progress towards our long term profitability milestones. We reached a new record high royalty revenue for the fourth consecutive quarter and also recorded all-time highs for GAAP and non-GAAP operating margins, which was driven by solid top line growth aligned with on-going expense management. In addition, we continued to generate significant positive cash flow during the quarter which further enhances our already strong balance sheet. As of September 30, 2010, CEVA’s cash balance, marketable securities and bank deposits were $117.2 million, an increase of 8% from the second quarter of 2010.”
CEVA Conference Call
On October 26, 2010, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time / 1.30 p.m. London time, to discuss the operating performance for the quarter.
The conference call will be available via the following dial in numbers:
•	US Participants: Dial 1-877-493-9121 (Access Code: CEVA or 15781514)

•	UK/Rest of World: Dial +44-800-051-3806 (Access Code: CEVA or 15781514)
The conference call will also be available live via the Internet at the following link: http://www.videonewswire.com/event.asp?id=72879. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.
For those who cannot access the live broadcast, a replay will be available by dialing 1-800-642-1687 (passcode: 15781514) for US domestic callers and +44-800-917-2646 (passcode: 15781514) for international callers from two hours after the end of the call until 11:59 p.m. (Eastern Time) on November 2, 2010. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information Contact:

Yaniv Arieli, CFO	Richard Kingston
CEVA, Inc.	CEVA, Inc.
Tel: +1.650.417.7941	Tel: +1.650.417.7976
Email: yaniv.arieli@ceva-dsp.com	Email: richard.kingston@ceva-dsp.com
About CEVA, Inc.
CEVA is the world’s leading licensor of silicon intellectual property (SIP) DSP cores and platform solutions for the mobile handsets, portable and consumer electronics markets. CEVA’s IP portfolio includes comprehensive technologies for cellular baseband (2G / 3G / 4G), multimedia, HD video and audio, voice over packet (VoP), Bluetooth, Serial Attached SCSI (SAS) and Serial ATA (SATA). In 2009, CEVA’s IP was shipped in over 330 million devices, powering handsets from 7 out of the top 8 handset OEMs, including LG, Motorola, Nokia, Samsung, Sony Ericsson and ZTE. Today, one in every three handsets shipped worldwide is powered by a CEVA DSP core. For more information, visit www.ceva-dsp.com.
Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including Mr. Wertheizer’s statement about CEVA’s ability to achieve significant sequential increase in its fourth quarter 2010 royalty revenue. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers; the ability of products incorporating CEVA’s technologies to achieve market acceptance; CEVA’s success in penetrating new markets and maintaining its market position in existing markets; the effect of intense industry competition and consolidation; the possibility that the markets for CEVA’s technologies may not develop as expected; CEVA’s ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to CEVA’s business, including, but not limited to, those that are described from time to time in its SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — U.S. GAAP
U.S. dollars in thousands, except per share data

	Quarter ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Licensing	$4,459	$5,242	$13,774	$14,059
Royalties	5,238	3,694	15,372	11,403
Other revenues	978	723	2,739	2,820

Total revenues	10,675	9,659	31,885	28,282

Cost of revenues	1,001	849	2,578	3,211

Gross profit	9,674	8,810	29,307	25,071

Operating expenses:
Research and development, net	4,129	4,061	13,243	12,132
Sales and marketing	1,664	1,628	5,248	4,914
General and administrative	1,593	1,525	4,709	4,555

Total operating expenses	7,386	7,214	23,200	21,601

Operating income	2,288	1,596	6,107	3,470
Interest and other income, net	493	551	1,591	3,402

Income before income tax	2,781	2,147	7,698	6,872
Income tax expense (income)	(208)	394	527	1,436

Net income	2,989	1,753	7,171	5,436

Basic net income per share	$0.14	$0.09	$0.34	$0.28

Diluted net income per share	$0.13	$0.09	$0.32	$0.27
Weighted-average number of Common Stock used in computation of net income per share (in thousands):
Basic	21,244	19,689	20,989	19,588
Diluted	22,356	20,492	22,114	20,087

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures
(U.S. Dollars in thousands, except per share amounts)

	Quarter ended			Nine months ended
	September 30,			September 30,
	2010		2009	2010		2009
	Unaudited		Unaudited	Unaudited		Unaudited
GAAP net income	2,989		1,753	7,171		5,436
Equity-based compensation expense included in cost of revenue	23		21	56		90
Equity-based compensation expense included in research and development expenses	183		197	489		689
Equity-based compensation expense included in sales and marketing expenses	92		138	300		442
Equity-based compensation expense included in general and administrative expenses	239		329	816		989
Other income	—		—	—		(1,901	)(1)
Income tax expense (income)	(500	)(2)	—	(500	)(2)	543	(1)

Non-GAAP net income	3,026		2,438	8,332		6,288

GAAP weighted-average number of Common Stock used in computation of diluted net income per share (in thousands)	22,356		20,492	22,114		20,087

Weighted-average number of shares related to outstanding options	41		96	64		36

Weighted-average number of Common Stock used in computation of diluted net income per share, excluding equity-based compensation expense; capital gains associated with the divestment of CEVA’s equity investment in GloNav Inc., net and tax income (in thousands)	22,397		20,588	22,178		20,123

GAAP diluted net income per share	$0.13		$0.09	$0.32		$0.27
Equity-based compensation expense	$0.03		$0.03	$0.08		$0.10
Other income	—		—	—		(0.09	)(1)
Income tax expense (income)	($0.02	)(2)	—	$(0.02	)(2)	$0.03	(1)

Non-GAAP diluted net income per share	$0.14		$0.12	$0.38		$0.31

(1)
Results for the nine months ended September 30, 2009 included a capital gain of $1.9 million reported in interest and other income, net, and the applicable tax expense of $0.5 million reported in taxes on income, related to the divestment of CEVA’s equity interest in GloNav Inc. to NXP Semiconductors.

(2)
Results for the three months and the nine months ended September 30, 2010 included $0.5 million of tax income associated with adjustments related to international cost allocations, as well as tax planning strategies to utilize certain deferred tax assets.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. Dollars in Thousands

	September 30,	December 31,
	2010	2009
	Unaudited	Audited
ASSETS
Current assets:
Cash and cash equivalents	$23,134	$12,104
Marketable securities and short term bank deposits	78,888	88,494
Trade receivables, net	5,000	5,995
Deferred tax assets	964	1,096
Prepaid expenses and other accounts receivables	5,507	5,345

Total current assets	113,493	113,034

Long-term investments:
Long-term bank deposits	15,153	—
Severance pay fund	5,144	4,455
Deferred tax assets	456	309
Property and equipment, net	1,462	1,148
Goodwill	36,498	36,498

Total assets	$172,206	$155,444

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$526	$530
Deferred revenues	766	432
Accrued expenses and other payables	9,598	9,735
Deferred tax liabilities	989	1,168

Total current liabilities	11,879	11,865

Accrued severance pay	5,253	4,483

Total liabilities	17,132	16,348

Stockholders’ equity:
Common Stock	21	20
Additional paid in-capital	167,549	158,325
Other comprehensive income	421	251
Accumulated deficit	(12,917)	(19,500)

Total stockholders’ equity	155,074	139,096

Total liabilities and stockholders’ equity	$172,206	$155,444